Exhibit 10.20

Douglas Dynamics, L.L.C.
Annual Incentive Plan
2009

Plan Participants

Employees are recommended for participation in the plan by the President of Douglas Dynamics subject to review and approval of the DDLLC board of directors Compensation Committee.

Plan Description

The annual incentive plan will reward participants for achieving performance objectives in areas critical to the company’s success, specifically operating income and delivery.  The performance matrix is shown below:

Performance Matrix - 2009

Performance Factor	Weight	0X	1X	2X	3X	4X
Operating Income	70.0%	$38.1	$42.8	$47.6	$53.6	$59.5
Perfect Shipment	30.0%	90.0%	92.5%	95.0%	97.5%	100.0%

Plan Details

The annual incentive factor will be equal to the participant’s participation level (25% or 35%) times the total weighted interpolated “X” factor from the above performance matrix.  For example, the total weighted average “X” factor for the 2009 projection is shown below, assuming projected performance levels in all categories.

“X” Factor at Projection

Performance Factor	Proj	Factor	Weight	“X” Factor
Operating Income	$42.7	0.97	70.00%	0.69
Perfect Shipment	97.5%	3.00	30.00%	0.90
	Total Weighted Factor			1.59

The measurement period for the Perfect Shipment metric is January-December.

Plan Payout

The annual incentive payout will be equal to the participants base earnings for the year times the annual incentive factor.

Participants must be actively employed by Douglas Dynamics on the last day of the fiscal year to be eligible for an annual incentive payout, except in the case of death or disability, where the employee or employees estate would be eligible for a pro rata payout.

Participants must have signed a confidentiality and non compete agreement prior to the last day of the fiscal year to be eligible for an annual payout.

Payout will occur no later than February 15th of the following year.

The DDLLC board of directors Compensation Committee will review and approve all proposed payments of the plan.  The committee may modify, suspend or terminate the plan at any time.